Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Halliburton Company:

We consent to the use of our reports dated February 7, 2014, with respect to the consolidated balance sheets of Halliburton Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in the Registration Statement on Form S–4 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

December 19, 2014